Exhibit 4.1

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

Warrant No. «WarrantNo»
Date of Issuance:    «Date»

GUARDANT HEALTH, INC.
Common Stock Purchase Warrant
Guardant Health, Inc. (the “Company”), for value received, hereby certifies that «Holder», or its registered assigns (the “Registered Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at any time after the date hereof and on or before the Expiration Date (as defined in Section 4 below), shares of Common Stock of the Company (“Common Stock”). This Warrant is issued pursuant to, and is subject to the terms and conditions of the Convertible Note and Warrant Purchase Agreement (the “Purchase Agreement”) dated June __, 2012.
1.    Exercise Of Warrant.
(a)    Aggregate Exercise Price; Exercise Price Per Share.
(i)    Aggregate Exercise Price. The aggregate exercise price of this Warrant (the “Aggregate Exercise Price”) will be the amount resulting from multiplying the Exercise Price Per Share, as determined pursuant to Section 1(a)(ii) hereof, times the number of Shares purchased upon exercise hereof, with the maximum number of which Shares purchasable upon exercise hereof as determined under Section 1(b) hereof.
(ii)    Exercise Price Per Share. The “Exercise Price Per Share” at which this Warrant may be exercised will be twenty cents ($0.20), as adjusted pursuant to Section 2 hereof as applicable. The parties hereby acknowledge that such Exercise Price Per Share for Common Stock may be greater at the date of issuance of this Warrant, and/or may be greater at the time this Warrant becomes exercisable by its terms for Common Stock, than the relevant then-fair market value of the Company’s Common Stock, and that such Exercise Price Per Share for Common Stock has been negotiated by the initial Holder and the Company in connection with the Purchase Agreement.

(b)    Number Of Shares For Which This Warrant Is Exercisable;
No Fractional Shares.

(i)    Number Of Shares For Which This Warrant Is Exercisable. Subject to the exercisability restrictions set forth in Section 1(c) hereof, and as adjusted pursuant to Section 2 hereof, this Warrant will entitle the Holder to purchase up to the number of Shares determined as follows:

(A)    Next Equity Financing Closing Date Occurring Prior To Maturity Date. If the Next Equity Financing (as defined below) occurs on or before the Trigger Date (as defined below), the number of Shares for which this Warrant will be exercisable, from and after the Preferred Stock Financing Closing Date and subject to Section 2 hereof, will be determined by the following formula:

A =	B
C
where:

A =    The number of Shares for which this Warrant will be exercisable, rounded downward to the nearest whole Share;

B =    The product of multiplying (i) the principal amount of the Note issued under the Purchase Agreement that corresponds to this Warrant by (ii) 20%; and

C =     The per share price of the Company’s Preferred Stock issued in the Next Equity Financing, as adjusted pursuant to Section 2 hereof as applicable.

(B)    Trigger Date Occurring Prior To Next Equity Financing. If the Trigger Date occurs on or before the Next Equity Financing, the number of Shares for which this Warrant will be exercisable, from and after the Trigger Date and subject to Section 2 hereof, will be determined by the following formula:

A =	B
C
where:

A =    The number of Shares for which this Warrant will be exercisable, rounded downward to the nearest whole share;

B =    The product of multiplying (i) the principal amount of the Note issued under the Purchase Agreement that corresponds to this Warrant by (ii) 20%; and

C =     $0.20, as adjusted pursuant to Section 2 hereof as applicable.

(ii)    No Fractional Shares. No fractional shares will be issued in connection with any exercise of this Warrant; the number of shares to be issued hereunder will be rounded downward to the nearest whole share as may be necessary to avoid fractional shares, and the Aggregate Exercise Price will be adjusted as a result thereof as necessary.

(iii)    Definitions. The “Next Equity Financing” shall be defined as the close of the Company’s next equity financing in a single transaction or a series of related transactions yielding gross proceeds to the Company of at least $4,000,000 in the aggregate (including conversion of the Notes issued under the Purchase Agreement), and the “Trigger Date” shall be defined as the earlier to occur of June 30, 2014 and a Change of Control (as defined in Section 4 below).
(c)    Manner of Exercise. This Warrant may be exercised by the Registered Holder, in whole or in part, by surrendering this Warrant, with the purchase/exercise form appended hereto as Exhibit A duly executed by such Registered Holder or by such Registered Holder’s duly authorized attorney, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full of the Purchase Price payable in respect of the number of shares of Warrant Stock purchased upon such exercise. The Purchase Price may be paid by cash, check, wire transfer or by the surrender of promissory notes or other instruments representing indebtedness of the Company to the Registered Holder.
(d)    Effective Time of Exercise. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in Section 1(c) above. At such time, the person or persons in whose name or names any certificates for Warrant Stock shall be issuable upon such exercise as provided in Section 1(e) below shall be deemed to have become the holder or holders of record of the Warrant Stock represented by such certificates.
(e)    Net Issue Exercise.
(i)    In lieu of exercising this Warrant in the manner provided above in Section 1(c), the Registered Holder may elect to receive shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such election on the purchase/exercise form appended hereto as Exhibit A duly executed by such Registered Holder or such Registered Holder’s duly authorized attorney, in which event the Company shall issue to such Holder a number of shares of Warrant Stock computed using the following formula:

X =	Y (A - B)
A

Where	X = The number of shares of Warrant Stock to be issued to the Registered Holder.

Y = The number of shares of Warrant Stock purchasable under this Warrant (at the date of such calculation).

A = The fair market value of one share of Warrant Stock (at the date of such calculation).

B = The Purchase Price (as adjusted to the date of such calculation).

(ii)    For purposes of this Section 1(e), the fair market value of Warrant Stock on the date of calculation shall mean with respect to each share of Warrant Stock:
(A)    if the exercise is in connection with an initial public offering of the Company’s Common Stock, and if the Company’s Registration Statement relating to such public offering has been declared effective by the Securities and Exchange Commission, then the fair market value shall be the product of (x) the initial “Price to Public” per share specified in the final prospectus with respect to the offering and (y) the number of shares of Common Stock into which each share of Warrant Stock is convertible at the date of calculation;
(B)    if this Warrant is exercised after, and not in connection with, the Company’s initial public offering, and if the Company’s Common Stock is traded on a securities exchange or The Nasdaq Stock Market or actively traded over-the-counter:
(1)    if the Company’s Common Stock is traded on a securities exchange or The Nasdaq Stock Market, the fair market value shall be deemed to be the product of (x) the average of the closing prices over a thirty (30) day period ending three days before date of calculation and (y) the number of shares of Common Stock into which each share of Warrant Stock is convertible on such date; or
(2)    if the Company’s Common Stock is actively traded over-the-counter, the fair market value shall be deemed to be the product of (x) the average of the closing bid or sales price (whichever is applicable) over the thirty (30) day period ending three days before the date of calculation and (y) the number of shares of Common Stock into which each share of Warrant Stock is convertible on such date; or
(C)    if neither (A) nor (B) is applicable, the fair market value of Warrant Stock shall be at the highest price per share which the Company could obtain on the date of calculation from a willing buyer (not a current employee or director) for shares of Warrant Stock sold by the Company, from authorized but unissued shares, as determined in good faith by the Board of Directors, unless the Company is at such time subject to an acquisition as described in Section 4(b) below, in which case the fair market value of Warrant Stock shall be deemed to be the value received by the holders of such stock pursuant to such acquisition.
(f)    Delivery to Holder. As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within ten (10) days thereafter, the Company at its expense will cause to be issued in the name of, and delivered to, the Registered Holder, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct:

(i)    a certificate or certificates for the number of shares of Warrant Stock to which such Registered Holder shall be entitled, and
(ii)    in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Warrant Stock equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of such shares purchased by the Registered Holder upon such exercise as provided in Section 1(c) or 1(e) above.
2.    Adjustments.
(a)    Stock Splits and Dividends. If outstanding shares of the Company’s Common Stock shall be subdivided into a greater number of shares or a dividend in Common Stock shall be paid in respect of Common Stock, the Purchase Price in effect immediately prior to such subdivision or at the record date of such dividend shall simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend be proportionately reduced. If outstanding shares of Common Stock shall be combined into a smaller number of shares, the Purchase Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased. When any adjustment is required to be made in the Purchase Price, the number of shares of Warrant Stock purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Purchase Price in effect immediately prior to such adjustment, by (ii) the Purchase Price in effect immediately after such adjustment.
(b)    Reclassification, Etc. In case there occurs any reclassification or change of the outstanding securities of the Company or of any reorganization of the Company (or any other corporation the stock or securities of which are at the time receivable upon the exercise of this Warrant) or any similar corporate reorganization on or after the date hereof, then and in each such case the Registered Holder, upon the exercise hereof at any time after the consummation of such reclassification, change, or reorganization shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise hereof prior to such consummation, the stock or other securities or property to which such Holder would have been entitled upon such consummation if such Holder had exercised this Warrant immediately prior thereto, all subject to further adjustment pursuant to the provisions of this Section 2.
(c)    Adjustment Certificate. When any adjustment is required to be made in the Warrant Stock or the Purchase Price pursuant to this Section 2, the Company shall promptly mail to the Registered Holder a certificate setting forth (i) a brief statement of the facts requiring such adjustment, (ii) the Purchase Price after such adjustment and (iii) the kind and amount of stock or other securities or property into which this Warrant shall be exercisable after such adjustment.
3.    Transfers.
(a)    Unregistered Security. Each holder of this Warrant acknowledges that this Warrant and the Warrant Stock have not been registered under the Securities Act of 1933, as amended

(the “Securities Act”), and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant, any Warrant Stock issued upon its exercise in the absence of (i) an effective registration statement under the Act as to this Warrant or such Warrant Stock and registration or qualification of this Warrant or such Warrant Stock under any applicable U.S. federal or state securities law then in effect, or (ii) an opinion of counsel, satisfactory to the Company, that such registration and qualification are not required. Each certificate or other instrument for Warrant Stock issued upon the exercise of this Warrant shall bear a legend substantially to the foregoing effect.
(b)    Transferability. Subject to the provisions of Section 3(a) hereof and of Section 4(h) of the Purchase Agreement among the Company and certain holders of the Company’s securities, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of the Warrant with a properly executed assignment (in the form of Exhibit B hereto) at the principal office of the Company; provided, however, that this Warrant may not be transferred in part unless the transferee acquires the right to purchase at least 5,000 shares (as adjusted pursuant to Section 2) of Warrant Stock hereunder.
(c)    Warrant Register. The Company will maintain a register containing the names and addresses of the Registered Holders of this Warrant. Until any transfer of this Warrant is made in the warrant register, the Company may treat the Registered Holder of this Warrant as the absolute owner hereof for all purposes; provided, however, that if this Warrant is properly assigned in blank, the Company may (but shall not be required to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary. Any Registered Holder may change such Registered Holder’s address as shown on the warrant register by written notice to the Company requesting such change.
4.    Termination. This Warrant (and the right to purchase securities upon exercise hereof) shall terminate upon the earliest to occur of the following (the “Expiration Date”): (a) June 30, 2019 (b) the sale, conveyance or disposal of all or substantially all of the Company’s property or business or the Company’s merger with or into or consolidation with any other corporation (other than a wholly-owned subsidiary of the Company) or any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of, provided that this Section 4(b) shall not apply to a merger effected exclusively for the purpose of changing the domicile of the Company or to an equity financing in which the Company is the surviving corporation (a “Change of Control”), or (c) the closing of a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act.
5.    Notices of Certain Transactions. In case:
(a)    the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, or

(b)    of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity), or any transfer of all or substantially all of the assets of the Company, or
(c)    of the voluntary or involuntary dissolution, liquidation or winding-up of the Company, then, and in each such case, the Company will mail or cause to be mailed to the Registered Holder of this Warrant a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up, redemption or conversion is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up) are to be determined. Such notice shall be mailed at least ten (10) days prior to the record date or effective date for the event specified in such notice.
6.    Exchange of Warrants. Upon the surrender by the Registered Holder of any Warrant or Warrants, properly endorsed, to the Company at the principal office of the Company, the Company will, subject to the provisions of Section 3 hereof, issue and deliver to or upon the order of such Holder, at the Company’s expense, a new Warrant or Warrants of like tenor, in the name of such Registered Holder or as such Registered Holder (upon payment by such Registered Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock called for on the face or faces of the Warrant or Warrants so surrendered.
7.    Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.
8.    Mailing of Notices. Any notice required or permitted pursuant to this Warrant shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or sent by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail, as certified or registered mail (airmail if sent internationally), with postage prepaid, addressed (a) if to the Registered Holder, to the address of the Registered Holder most recently furnished in writing to the Company and (b) if to the Company, to the address set forth below or subsequently modified by written notice to the Registered Holder.
9.    No Rights as Stockholder. Until the exercise of this Warrant, the Registered Holder of this Warrant shall not have or exercise any rights by virtue hereof as a stockholder of the Company.

10.    No Fractional Shares. No fractional shares of Common Stock will be issued in connection with any exercise hereunder. In lieu of any fractional shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock on the date of exercise, as determined in good faith by the Company’s Board of Directors.
11.    Amendment or Waiver. Any term of this Warrant may be amended or waived upon written consent of the Company and the holders of at least holders representing a majority of the principal amount of the Notes purchased pursuant to the Purchase Agreement. By acceptance hereof, the Registered Holder acknowledges that in the event the required consent is obtained, any term of this Warrant may be amended or waived with or without the consent of the Registered Holder; provided, however, that any amendment hereof that would materially adversely affect the Registered Holder in a manner different from the holders of the remaining warrants issued pursuant to the Purchase Agreement shall also require the consent of Registered Holder.
12.    Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.
13.    Governing Law. This Warrant shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

GUARDANT HEALTH, INC.

By:

Michael Wiley, President

EXHIBIT A
PURCHASE/EXERCISE FORM

To: Guardant Health, Inc.	Dated:
The undersigned, pursuant to the provisions set forth in the attached Warrant No. «WarrantNo», hereby irrevocably elects to (a) purchase _____ shares of the __________ Stock covered by such Warrant and herewith makes payment of $ _________, representing the full purchase price for such shares at the price per share provided for in such Warrant, or (b) exercise such Warrant for _______ shares purchasable under the Warrant pursuant to the Net Issue Exercise provisions of Section 1(e) of such Warrant.
The undersigned acknowledges that it has reviewed the representations and warranties contained in Section 3 of the Purchase Agreement (as defined in the Warrant) and by its signature below hereby makes such representations and warranties to the Company. Defined terms contained in such representations and warranties shall have the meanings assigned to them in the Purchase Agreement, provided that the term “Purchaser” shall refer to the undersigned and the term “Securities” shall refer to the Warrant Stock and the Common Stock of the Company issuable upon conversion of the Warrant Stock.
The undersigned further acknowledges that it has reviewed the market standoff provisions set forth in Section 4(h) of the Purchase Agreement among the Company and certain holders of the Company’s securities and agrees to be bound by such provisions.

Signature:

Name (print):

Title (if applic.):

Company (if applic.):

EXHIBIT B
ASSIGNMENT FORM
FOR VALUE RECEIVED, _________________________________________ hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant with respect to the number of shares of stock covered thereby set forth below, unto:

Name of Assignee	Address/Fax Number	No. of Shares

Dated:	Signature:

Witness: